Exhibit 10.1

April 10, 2026

Ms. Heather Howlett
Sent via email

Dear Heather:

I am pleased to confirm the offer to serve as Interim Chief Financial Officer (“Interim CFO”) of Kenvue Inc. (“Kenvue”), effective as of May 12, 2026 (the “Start Date”) through the closing of the merger transaction contemplated by that Agreement and Plan of Merger, by and among Kenvue, Kimberly-Clark Corporation, and the other parties thereto, dated as of November 2, 2025 (the “Closing”).  During this period, you will continue to also serve in your current role of Chief Accounting Officer and Controller of Kenvue.  I am confident that your extensive experience and impressive skills make you an invaluable asset to Kenvue in this new role.

Your employer of record will continue to be Kenvue Brands LLC (together with its parent and affiliates, the “Company”). The following represents our offer to you:

Compensation

Since you will be designated an Executive Officer of the Company, the grant of all compensation, including the amount, structure, and other terms, is at the discretion of the Compensation & Human Capital Committee (“CHCC”) of the Board, subject to their approval and contingent upon individual and Company performance. The continuation of any compensation or benefits program is subject to the CHCC’s and/or the Company’s discretion.

In respect of your service as Interim CFO, you will receive a monthly stipend during the period beginning on the Start Date and ending on the Closing, prorated for partial months, and which will be paid bi-weekly, of $125,000, less applicable deductions and withholdings (the “Stipend”).  In all other respects, your compensation and benefits, including your base salary, target bonus and outstanding equity awards, will remain unchanged.  In particular, and for the avoidance of doubt, your level of benefits under the Amended and Restated Executive Severance Pay Plan of Kenvue Inc. and U.S. Affiliated Companies (the “Severance Plan”) will remain unchanged.  Furthermore, the Stipend will not be considered compensation for any other purposes and, in particular, will not be taken into account when determining your annual bonus, level of severance or for purposes of the 401(k) plan.

Compensation Recoupment

You will be subject to any clawback or recoupment provisions as may be required by applicable laws or Company policies in effect and generally applicable to Company executives from time to time, including the Company’s Compensation Recoupment Policy for Significant Misconduct and the Incentive Compensation Recovery Policy.

Offer Requirements/Miscellaneous

By accepting this offer you are reaffirming the Employee Secrecy, Intellectual Property, Non-Competition, and Non-Solicitation Agreement of the Company that you previously entered into.  Please be aware that, in addition to, among other things, prohibiting your disclosure of the Company’s confidential information, we expect you to retain in confidence and not disclose or use in your employment with us any confidential information you have obtained from any other entity you have provided services to.

It is acknowledged and agreed that the termination of your service as Interim CFO and the associated termination of the Stipend will not constitute “good reason” for purposes of the Severance Plan or any other compensation or benefit plan or arrangement. For the avoidance of doubt, any change in your status as Chief Accounting Officer and Controller or any reduction in your compensation or benefits (other than the Stipend) may still qualify as “good reason,” as determined pursuant to the terms of any such plan or arrangement.

Benefits

As noted above, your benefits will not change as a result of becoming Interim CFO.

Kenvue Brands LLC, 1 Kenvue Way, Summit, NJ 07901; website: www.kenvue.com

Personal Information Notice

The Company maintains an employment-at-will relationship with its employees.  This means that both you and the Company retain the right to terminate this employment relationship at any time with or without cause or notice.  All salary, bonuses, allowances, and other payments and benefits referred to in this letter will be subject to applicable state and Federal income taxes.

This offer letter constitutes our complete offer.  Any promises or representations, either oral or written, not contained in this letter and the documents referred to herein, are not valid and are not binding on the Company.   This offer letter will be binding upon the later of (1) your execution and return of the offer letter and (2) approval of your appointment by the Board.  Once binding in accordance with the foregoing, this offer letter will also be binding on any of the permitted successors and assigns of the Company.

We are pleased to offer you the position of Interim CFO.  Please signify your acceptance of this offer of employment by signing and returning this document via secure email.  If you have any questions, please contact me.

Sincerely,

Kirk Perry

Agreed & Accepted:

*Offeree’s signature (or printed name if by email)	Date

*Note:  The Company accepts electronic signatures on Applications for Employment and offer letters.  If you choose to use an electronic signature to accept this offer, you acknowledge and agree to the following:

“I understand that – pursuant to the Electronic Signature in Global and National Commerce Act – returning the signed offer letter from my e-mail account shall have the same legal effect and validity with respect to the acknowledgments set forth above as my handwritten signature.”

Kenvue Brands LLC recognizes electronic signature for offer acceptance as valid provided that the email account used to return the offer acceptance, and the email account noted on the applicant’s Employment Application (or for internal employees their online bid application), are identical.

Kenvue Brands LLC, 1 Kenvue Way, Summit, NJ 07901; website: www.kenvue.com